Exhibit 21.1

Endava plc
List of Significant Subsidiaries

Subsidiary	Jurisdiction
Endava d.o.o Beograd	Serbia
Endava Inc.	Delaware, USA
Endava Romania SRL	Romania
Endava (UK) Ltd.	England and Wales
Endava LLC	Washington, USA